Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

among

CRACKLE PLUS, LLC

and

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

and

CRACKLE, INC.

dated as of

May 14, 2019

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement of CRACKLE PLUS, LLC, a Delaware limited liability company (the “Company”), is entered into as of May 14, 2019 by and among the Company, CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC., a Delaware corporation (“CSSE”), and CRACKLE, INC., a Delaware corporation (the “Preferred Member”).

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of Delaware (the “Secretary of State”) on March 21, 2019 (the “Certificate of Formation”);

WHEREAS, CSSE entered into the Limited Liability Company Agreement of the Company, dated as of March 27, 2019 (the “Initial LLC Agreement”);

WHEREAS, pursuant to a Contribution Agreement, dated as of March 27, 2019, by and among CSSE, the Preferred Member, CPE Holdings, Inc., and the Company (the “Contribution Agreement”), CSSE and the Preferred Member are contributing and committing to contribute to the Company certain assets and liabilities in exchange for Membership Interests; and

WHEREAS, the Members wish to enter into this Agreement amending, restating and superseding in its entirety the Initial LLC Agreement and setting forth the terms and conditions governing the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01        Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Additional Capital Contributions” has the meaning set forth in Section 3.04(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)          crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b)          debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

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“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to the Membership Interest held by such Member means the federal taxable income allocated by the Company to the Member with respect to its Membership Interest (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, that such taxable income shall be computed (a) minus any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to its Membership Interest that were not previously taken into account for purposes of determining such Member’s Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect owners of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect owners of the Member) in such Fiscal Year and all prior Fiscal Years, and (b) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings; provided, however, that for purposes of this Agreement the term “Affiliate” does not, when used with respect to a Member, include the Company.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Arbitrator” has the meaning set forth in Section 13.12(a).

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member bankrupt or appointing a trustee of such Member’s assets.

“BBA” means the Bipartisan Budget Act of 2018, as modified, amended or superseded by the Budget Resolution of 2019.

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“BBA Procedures” has the meaning set forth in Section 11.04(c).

“Board” has the meaning set forth in Section 7.01.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)          the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b)          immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)          the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as of the following times:

(i)          the acquisition of an additional Membership Interest by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii)         the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest; and

(iii)        the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(d)          if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Budget” has the meaning set forth in Section 7.12.

“Business” has the meaning set forth in Section 2.05(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of Los Angeles or New York are authorized or required to close.

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“Business Opportunity” has the meaning set forth in Section 7.13(b).

“California Act” has the meaning set forth in Section 2.09.

“Capital Account” has the meaning set forth in Section 3.06.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Capital Transaction” has the meaning set forth in Section 7.05(e).

“Certificate of Formation” has the meaning set forth in the Recitals.

“Chairperson” has the meaning set forth in Section 7.08.

“Code” means the Internal Revenue Code of 1986.

“Committee” has the meaning set forth in Section 7.09(a).

“Common Member” means a holder of Common Units of the Company.

“Common Member Manager” has the meaning set forth in Section 7.02(a)(i).

“Common Units” has the meaning set forth in Section 3.02.

“Company” has the meaning set forth in the Preamble.

“Company Interest Rate” has the meaning set forth in Section 6.03(c).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 10.01(a).

“Contributing Member” has the meaning set forth in Section 3.04(b).

“Contribution Agreement” has the meaning set forth in the Recitals.

“Conversion Closing Date” has the meaning set forth in Section 9.04(c).

“Conversion Election Notice” has the meaning set forth in Section 9.04(a).

“Conversion Right” has the meaning set forth in Section 9.04(a).

“Conversion Units” has the meaning set forth in Section 9.04(a).

“Covered Person” has the meaning set forth in Section 8.01(a).

“Cram-Down Contribution” has the meaning set forth in Section 3.04(c).

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“CSSE Change of Control” has the meaning set forth in Section 10.02.

“CSSE Preferred Stock” has the meaning set forth in Section 9.03(a).

“Default Amount” has the meaning set forth in Section 3.04(b).

“Default Loan” has the meaning set forth in Section 3.04(b).

“Default Rate” has the meaning set forth in Section 3.04(b).

“Defaulting Member” means a Member that has (a) failed to make an Additional Capital Contribution as may be required by Section 3.04 (only for such time as it is a Non-Contributing Member) or (b) breached any material covenant, duty or obligation under this Agreement and such breach remains uncured for fifteen (15) days after written notice of such breach by the Company or by the other Member, as applicable, to such Member.

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq.

“Designated Individual” has the meaning set forth in Section 11.04(a).

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Estimated Tax Amount” of a Member for a Fiscal Year means the Member’s Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Board. In making such estimate, the Board shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as the Board reasonably determines are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Excess Amount” has the meaning set forth in Section 6.02(c).

“Exercise Period” means the six-month period beginning on the first anniversary of the date of this Agreement, which six-month period shall be extended for a length of time equal to any period of time during such six-month period in which CSSE is a Defaulting Member or is in breach of any material covenant, duty or obligation under the Contribution Agreement or other JV Agreement, including any period of notice and cure.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction. Unless otherwise provided herein, Fair Market Value shall be as determined in good faith by the Board, including the Preferred Member Managers.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

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“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Government Official” means (a) any officer, director, employee, appointee or official representative of a Governmental Authority; (b) any political party or party official; or (c) any candidate for political or judicial office.

“Indebtedness” of any Person means (without duplication) (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person which are evidenced by notes, bonds, debentures or similar instruments; (c) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as capital leases; (d) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as a sale-leaseback transaction or a leveraged lease; (e) all obligations of such Person in respect of letters of credit or acceptances issued or created for the account of such Person; (f) all liabilities for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business) and (g) all direct or indirect guarantees (including “keep well” arrangements, support agreements and similar agreements) with respect to Indebtedness of any other Person.

“Initial Capital Contribution” has the meaning set forth in Section 3.03(a).

“Initial Funding Period” has the meaning set forth in Section 3.04(a).

“Initial LLC Agreement” has the meaning set forth in the Recitals.

“Initial Members” means CSSE and the Preferred Member.

“Initial Public Offering” has the meaning set forth in Section 9.05(a).

“Issuance Notice” has the meaning set forth in Section 3.05(b).

“JAMS” has the meaning set forth in Section 13.12.

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“JV Agreements” means the Contribution Agreement and the Transaction Documents referenced therein.

“Liquidator” has the meaning set forth in Section 12.03(a).

“Losses” has the meaning set forth in Section 8.03(a).

“Manager” has the meaning set forth in Section 7.01.

“Managers Schedule” has the meaning set forth in Section 7.03(d).

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“Maximum Number of Shares” has the meaning set forth in Section 9.05(a).

“Member” means (a) each Initial Member and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to its distributive share, if any, of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. Notwithstanding anything to the contrary contained herein, a Membership Interest represented by Preferred Units shall not entitle the holder thereof to vote on any matters, except as specifically provided herein, including pursuant to Section 7.05(e), but shall entitle the holder to the payment or distribution of the Preferred Liquidation Preference upon any liquidation or winding up of the Company and to the other rights and benefits set forth herein with respect to the Preferred Units, including without limitation the information and inspection rights set forth in Article XI.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)          any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)          any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)          any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

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(d)          any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)           if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)           to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Non-Changed Member” has the meaning set forth in Section 9.04(a).

“Non-Contributing Member” has the meaning set forth in Section 3.04(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Non-Transferring Member” has the meaning set forth in Section 9.02(b).

“Offer” has the meaning set forth in Section 9.02(b).

“Officers” has the meaning set forth in Section 7.10.

“Participating Member” has the meaning set forth in Section 3.05(b).

“Partnership Representative” has the meaning set forth in Section 11.04(a).

“Percentage Interest” means, with respect to a Member at any time, the percentage set forth opposite such Member’s name on Schedule A attached hereto (such percentage being understood to be, subject to the preferences of any Preferred Units, reflective of the economic interest in the Company represented by such Member’s Common Units). The Percentage Interests shall at all times aggregate to 100% and in all cases, other than with respect to the payment or distribution of any preference to which the holder of the Preferred Units is entitled, shall be allocated to and determined by reference to the outstanding Common Units.

“Permitted Transfer” means a Transfer of a Membership Interest carried out pursuant to Section 9.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preferred Capital Contribution” means an amount equal to $36,350,000.

“Preferred Liquidation Preference” has the meaning set forth in Section 12.03(c).

“Preferred Member” has the meaning set forth in the preamble.

“Preferred Member Managers” has the meaning set forth in Section 7.02(a)(ii).

“Preferred Return” means a rate of return in an amount equal to 3% per annum, compounded annually, on the then unreturned Preferred Capital Contribution.

“Preferred Units” has the meaning set forth in Section 3.02.

“Proposed Issuance” has the meaning set forth in Section 3.05(b).

“Put Closing” has the meaning set forth in Section 9.04(b).

“Put Closing Date” has the meaning set forth in Section 9.04(c).

“Put Consideration” has the meaning set forth in Section 9.03(a).

“Put Election Notice” has the meaning set forth in Section 9.03(a).

“Put Option” has the meaning set forth in Section 9.03(a).

“Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a Fiscal Year means the excess, if any, of (a) the product of (i) a quarter (¼) in the case of the first calendar quarter of the Fiscal Year, half (½) in the case of the second calendar quarter of the Fiscal Year, three-quarters (¾) in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (ii) the Member’s Estimated Tax Amount for such Fiscal Year, over (b) all distributions previously made during such Fiscal Year to such Member.

“Reconvened Meeting” has the meaning set forth in Section 7.05(a).

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Response Due Date” has the meaning set forth in Section 9.02(b).

“Sale Election Notice” has the meaning set forth in Section 9.02(b).

“Secretary of State” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933.

“Shortfall Amount” has the meaning set forth in Section 6.02(b).

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“Sony Marks” has the meaning set forth in Section 7.16.

“Subject Units” has the meaning set forth in Section 9.02(b).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Approval” has the meaning set forth in Section 7.05(e).

“Suspended Meeting” has the meaning set forth in Section 7.05(a).

“Tag-Along Notice” has the meaning set forth in Section 9.02(c).

“Tagging Member” has the meaning set forth in Section 9.02(c).

“Tagging Units” has the meaning set forth in Section 9.02(c).

“Tax Amount” of a Member for a Fiscal Year means the product of (a) the Tax Rate for such Fiscal Year and (b) the Adjusted Taxable Income of the Member for such Fiscal Year with respect to its Membership Interest.

“Tax Distribution” has the meaning set forth in Section 6.02(a).

“Tax Rate” of a Member, for any period, means the highest effective marginal rate of combined federal, state, and local tax rate imposed for such period based on (a) the highest general marginal rate of tax imposed on corporations under Section 11(b) of the Code, (b) the highest general combined marginal rate of state and city taxes imposed on corporations operating in Greenwich, Connecticut or in Los Angeles, California, as applicable, and (c) assuming the deductibility of state and city income taxes for federal income tax purposes.

“Taxing Authority” has the meaning set forth in Section 6.03(b).

“Term” has the meaning set forth in Section 2.06.

“Third Party Purchaser” has the meaning set forth in Section 9.02(b).

“Third Party Sale Notice” has the meaning set forth in Section 9.02(c).

“TMLA” has the meaning set forth in Section 7.16.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interest owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interest owned by a Person; provided that none of an issuance, disposition, redemption or repurchase of any interests in an indirect or direct parent entity of a Member shall be deemed to be a Transfer of a Membership Interest, including by means of a disposition of interests in a Member or in a Person that directly or indirectly holds any interests in a Member. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

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“Transferring Member” has the meaning set forth in Section 9.02(b).

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Trigger Failure” has the meaning set forth in Section 9.03(h).

“Units” has the meaning set forth in Section 3.01.

“Withholding Advances” has the meaning set forth in Section 6.03(b).

Section 1.02        Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

ORGANIZATION

Section 2.01         Formation.

(a)          The Company was formed on March 21, 2019, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State.

(b)          This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02        Name. The name of the Company is Crackle Plus, LLC, or such other name or names as may be designated by the Board; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.” The Board shall give prompt notice to the Members of any change to the name of the Company.

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Section 2.03        Principal Office. The principal office of the Company is located at 132 E. Putnam Ave, Cos Cob, Connecticut 06807, or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.

Section 2.04        Registered Office; Registered Agent.

(a)          The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b)          The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05        Purpose; Powers.

(a)          The purposes of the Company are to engage in (i) the development, marketing, licensing, aggregating and distribution of content through SVOD and AVOD online networks under the Crackle, Chicken Soup for the Soul, Pivotshare, Truli and Popcornflix brands and other proprietary and licensed brands, (ii) any and all activities necessary or incidental thereto and (iii) any other lawful business, operations or purpose the Company by proper authorization undertakes (collectively, the “Business”).

(b)          The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.06        Term. The term of the Company (“Term”) commenced on the date the Certificate of Formation was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.07        No State-Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager, or Officer of the Company shall be a partner or joint venturer of any other Member, Manager or Officer of the Company, for any purposes other than as set forth in Section 11.03.

Section 2.08        Foreign Qualification. The Board shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in California promptly after the date hereof and thereafter in any other jurisdiction in which the Company owns property or transacts business to the extent, in the reasonable judgment of the Board, such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Board may execute, acknowledge, swear to, and deliver any and all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

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Section 2.09        Doing Business in California. The Members acknowledge that the Company will be registered to do business in California. Effective January 1, 2014, the California Revised Uniform Limited Liability Company Act, as set forth in the California Corporation Code, Sections 17701.01 et seq., as may be amended from time to time (the “California Act”), applies to all new and existing foreign limited liability companies that are registered with the California Secretary of State. Section 17708.01(a) of the California Act states that the law of the state of formation of the Company, which is Delaware, governs: (a) the organization of the Company, (b) the internal affairs of the Company, (c) the authority of the members and managers of the Company, and (d) the liability of a member as a Member, and a Manager as a Manager, for the debts, obligations, or other liabilities of the Company. It is the intention of the Members for the provisions of this Agreement to govern the operation of the business and internal affairs of the Company, and the Members hereby acknowledge that all provisions of this Agreement in fact relate to the internal affairs of the Company, pursuant to the “internal affairs doctrine,” applicable to limited liability companies organized in Delaware, which provides that the law of the state of organization (Delaware) of a legal entity, such as a corporation or limited liability company, should determine issues relating to the internal affairs of the legal entity. The Members desire for the California Act to apply as narrowly as possible and for the Act to apply as broadly as possible to determine all matters affecting the Company and its Members. The foregoing four concepts listed in clauses (a), (b), (c) and (d) above shall be governed by the Act and broadly construed to carry out the agreements, desires and expectations of the parties hereto.

ARTICLE III

MEMBERSHIP UNITS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.01        Membership Units. The Membership Interest of each of the Members of the Company shall be represented by a number of “Units.”

Section 3.02        Classes of Units. There shall be two classes of Units, designated as “Preferred Units” and “Common Units.” Except as otherwise provided in this Agreement, only Members holding Common Units shall have the right to share in the Net Income and Net Loss of the Company as provided in this Agreement and the right to receive distributions from the Company as provided in this Agreement, except in cases of distributions made upon liquidation or winding up of the Company. Holders of Common Units and Preferred Units shall have (i) the right to receive distributions from the Company upon any liquidation or winding up of the Company, with distributions made first to the holders of the Preferred Units until their Preferred Liquidation Preference is satisfied, and then to the holders of the Common Units as further provided herein, and (ii) the right to receive information concerning the business and affairs of the Company. Only holders of the Common Units shall have the right to vote, except as specifically set forth in this Agreement or as otherwise required by Applicable Law.

Section 3.03        Initial Capital Contributions.

(a)          In connection with the transactions contemplated by the Contribution Agreement, contemporaneously with the execution of this Agreement, the Initial Members have made or are committing to make, in accordance with the terms of the Contribution Agreement, the following initial Capital Contributions to the Company (“Initial Capital Contributions”) in exchange for the Membership Interest, as represented by Preferred Units and/or Common Units, in the amount set forth opposite such Initial Member’s name on Schedule A attached hereto:

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(i)          the contribution by CSSE and its Affiliates of the CSSE Contributed Assets (as defined in the Contribution Agreement) and the granting of the CSSE Trademark License Agreement (as defined in the Contribution Agreement); and

(ii)         the contribution by the Preferred Member and its Affiliates of the Crackle Contributed Assets (as defined in the Contribution Agreement).

(b)          The Board shall update Schedule A attached hereto upon the issuance or Transfer of any Membership Interest to any new or existing Member in accordance with this Agreement, to reflect any Cram-Down Contribution in accordance with Section 3.04(d), or as otherwise required by the terms hereof.

Section 3.04        Funding of the Company; Additional Capital Contributions.

(a)          Unless approved by the Board with Supermajority Approval if then required or otherwise set forth below in this Section 3.04(a), no additional Membership Interests shall be issued in connection with any Capital Contribution or otherwise during the period commencing on the date of this Agreement and ending on the earlier of (i) the Conversion Closing Date under Section 9.04 of this Agreement and (ii) the Put Closing Date under Section 9.03 of this Agreement (the “Initial Funding Period”). Notwithstanding anything to the contrary contained herein, during such Initial Funding Period, CSSE hereby agrees, and shall be entitled, to provide or obtain all necessary funding for the Company in order to ensure the Company has sufficient working capital to operate efficiently, conduct its business as contemplated hereunder and meet its obligations, whether through secured or unsecured loans of the Company, lines of credit against the Company’s receivables, or the issuance of equity interests of the Company or other instruments made by the Company; provided that any equity interests or instruments issued by the Company in connection with such funding shall in no way dilute the equity interest (based on Common Units, including those into which the Preferred Units may be converted) or the Preferred Liquidation Preference of the Preferred Member.

(b)          In addition to their Initial Capital Contributions and any Capital Contributions of CSSE during the Initial Funding Period pursuant to Section 3.04(a), subject to approval by the Board with any required Supermajority Approval then required, the Common Members shall make additional Capital Contributions in cash, in proportion to their respective Common Units, as determined by the Board with Supermajority Approval if then required from time to time to be reasonably necessary to pay any operating, capital or other expenses relating to the Business (such additional Capital Contributions, the “Additional Capital Contributions”). Upon the Board making such determination to call for Additional Capital Contributions, the Board shall deliver to the Common Members a written notice of the Company’s need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, (iii) each Common Member’s pro rata share of such aggregate amount of Additional Capital Contributions (based upon such Common Member’s Percentage Interest), and (iv) the date (which date shall not be less than five (5) Business Days following the date that such notice is given) on which such Additional Capital Contributions shall be required to be made by the Members.

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(c)          If any Common Member shall fail to timely make, or notifies the Company that it shall not make, all or any portion of any Additional Capital Contribution that such Common Member is obligated to make under Section 3.04(b), then such Common Member shall be deemed to be a “Non-Contributing Member.” Any other Common Member that is not in default of its obligations under Section 3.04(b) (a “Contributing Member”) shall be entitled, but not obligated, to loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the “Default Amount”) that the Non-Contributing Member failed to contribute to the Company (each such loan, a “Default Loan”). Such Default Loan shall be treated as an Additional Capital Contribution by the Non-Contributing Member. Each Default Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (i) 10% per annum and (ii) the maximum rate permitted at law (the “Default Rate”). Each Default Loan shall be recourse debt solely to the Non-Contributing Member’s Membership Interest. Default Loans shall be repaid out of the distributions that would otherwise be made to the Non-Contributing Member under Section 6.01, Section 6.02 or Article XII, as more fully provided for in Section 3.04(d). So long as a Default Loan is outstanding, the Non-Contributing Member shall have the right to repay it (together with interest then due and owing) in whole or in part. Upon a repayment in full of a Default Loan made to a Non-Contributing Member (prior to its conversion pursuant to a Cram-Down Contribution in accordance with Section 3.04(d)), such Non-Contributing Member (so long as it is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) shall cease to be a Non-Contributing Member. For the avoidance of doubt, in no event shall the Preferred Member be obligated to make an Additional Capital Contribution or be deemed to be a Non-Contributing Member unless such Additional Capital Contribution and capital call have been approved by the Board with Supermajority Approval.

(d)          At any time commencing three months after a Default Loan is made, at the option of the Contributing Member, (i) the Non-Contributing Member shall be deemed to have received a distribution, pursuant to Section 6.01, of an amount equal to the unpaid principal and interest on such Default Loan, (ii) such distribution shall be deemed paid to the Contributing Member in repayment of the Default Loan, (iii) such amount shall be deemed contributed by the Contributing Member as an Additional Capital Contribution (a “Cram-Down Contribution”) and (iv) the Contributing Member’s Capital Account shall be increased by, and the Non-Contributing Member’s Capital Account shall be decreased by, an amount equal to the unpaid principal and interest on such Default Loan. A Cram-Down Contribution shall be deemed an Additional Capital Contribution by the Contributing Member making (or deemed making) such Cram-Down Contribution as of the date such Cram-Down Contribution is made or the date on which such Default Loan is converted to a Cram-Down Contribution. At the time of a Cram-Down Contribution, the Percentage Interest of the Contributing Member shall be increased proportionally by the amount of such contribution, thereby diluting the Percentage Interest of the Non-Contributing Member, and the Board shall update Schedule A hereto accordingly without the need for any consent or approval by the Members. Once a Cram-Down Contribution has been made (or deemed made), (x) no subsequent payment or tender in respect of the Cram-Down Contribution shall affect the Membership Interests of the Members, as adjusted in accordance with this Section 3.04(d) and (y) the Non-Contributing Member as to which the Cram-Down Contribution is made (or deemed made) shall (so long as it is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) cease to be a Non-Contributing Member.

(e)          Notwithstanding any other provisions of this Agreement, any amount that otherwise would be paid or distributed to a Non-Contributing Member pursuant to Section 6.01, Section 6.02 or Article XII shall not be paid to the Non-Contributing Member but shall be deemed paid and applied on behalf of such Non-Contributing Member (i) first, to accrued and unpaid interest on all Default Loans (in the order of their original maturity date), (ii) second, to the principal amount of such Default Loans (in the order of their original maturity date) and (iii) third, to any Additional Capital Contribution of such Non-Contributing Member that has not been paid and is not deemed to have been paid.

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(f)           Notwithstanding the foregoing, if a Non-Contributing Member fails to make its Additional Capital Contribution in accordance with Section 3.04(b), without limitation of any other available rights or remedies under this Section 3.04 the Contributing Member may:

(i)          institute proceedings against the Non-Contributing Member, either in the Contributing Member’s own name or on behalf of the Company, to obtain payment of the Non-Contributing Member’s portion of the Additional Capital Contribution, together with interest thereon at the Default Rate from the date that such Additional Capital Contribution was due until the date that such Additional Capital Contribution is made, at the cost and expense of the Non-Contributing Member; or

(ii)         purchase the Membership Interest of the Non-Contributing Member at a price equal to 50% of the lesser of (i) the price paid by the Non-Contributing Member for its Membership Interest and (ii) the Fair Market Value of its Membership Interest.

(g)          Except as set forth in this Section 3.04 or Section 3.08, no Member shall be required to make additional Capital Contributions or make loans to the Company.

Section 3.05        Issuance of Additional Membership Interests.

(a)          Subject to the approval of the Board, including any required Supermajority Approval, and Section 3.04(a), the Company may issue (a) additional Membership Interests, as represented by either Common Units or Preferred Units, and/or create and issue new series, types or classes of equity interests, including preferred interest, in the Company with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the Board may determine and authorize, (b) obligations, evidences of indebtedness or other securities or interests of the Company convertible or exchangeable into Membership Interests or other equity interests in the Company and (c) warrants, options or other rights to purchase or otherwise acquire Membership Interests or other equity interests in the Company, in each case to any Person in such amounts and on such terms as so approved by the Board.

(b)          Each Member shall have a preemptive right to participate in any issuance of new Units (including securities or debt convertible into or exercisable or exchangeable for Units) that the Company may, from time to time, propose to sell and issue to any Person or Persons (each, a “Proposed Issuance”); provided that such issuance does not fall within the exclusions described in Section 3.05(c). In the event the Company proposes to undertake a Proposed Issuance, then, with respect to each such Proposed Issuance, the Company shall give each of the Members a written notice of its intention (the “Issuance Notice”), describing (a) the quantity of new Units to be issued, (b) the price and the general terms (including the proposed acquiror(s)) upon which the Company proposes to make such Proposed Issuance and (c) the number of new Units such Member shall have a right to purchase, which number shall be equal to the total number of new Units to be issued multiplied by the pro rata portion of all of the Company’s Units then held by such Member (calculated on a deemed as-converted basis with any Preferred Units held by such Member deemed to be converted to the appropriate number of Common Units in accordance with Section 9.04(e) for purposes of such calculation). The Members shall only be obligated to pay cash for the new Units in an amount equal to the Fair Market Value of any consideration that is a term of the Proposed Issuance. Each of the Members shall have twenty (20) days from the date of receipt of the Issuance Notice to agree, by giving written notice to the Company and stating therein its election to purchase all or any portion of the total new Units allocated to such Member for the price and upon the terms applicable to the Proposed Issuance (any Member electing to exercise its preemptive right by providing such notice, the “Participating Member”). If any such Member fails to deliver such notice within such twenty (20) day period, it shall be deemed not to have exercised its preemptive right under this Section 3.05(b) with respect to such Proposed Issuance. In the event that any Member elects not to purchase all of such Member’s allocated portion of the new Units or is deemed not to exercise its preemptive rights, the Participating Members shall have the right to purchase, for a subsequent ten (10) day period, their respective pro rata portions of any non-participating Member’s allotment pursuant to this Section that a non- participating Member did not elect to purchase. The Company may, during the ninety (90) day period following the expiration of the exercise periods set forth above, issue the remaining unsubscribed portion of the Proposed Issuance at a price not less than, and upon terms no more favorable to the offeree than those specified in, the Issuance Notice.

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(c)          The provisions of Section 3.05(b) shall not be applicable to any Units and Units deemed issued pursuant to the following options and convertible securities: (i) Units, options or convertible securities issued as a dividend, recapitalization, split, split-up, or distribution on Units; (ii) Units or convertible securities actually issued upon the exercise of options or the conversion or exchange of convertible securities, in each case provided such issuance is pursuant to the terms of options or convertible or exchangeable securities which are not otherwise prohibited by this Agreement, (iii) any Conversion Units issued upon conversion of the Preferred Units; and (iv) Units, options or other securities issued in connection with a conversion of the Company to a corporation or other legal form that is approved with Supermajority Approval. If the Company consummates an Initial Public Offering, the terms of Section 3.05(b) shall terminate immediately prior, and shall not apply, to the Initial Public Offering.

Section 3.06        Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.06. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)          Each Member’s Capital Account shall be increased by the amount of:

(i)          such Member’s Capital Contributions, including such Member’s Initial Capital Contribution and any Additional Capital Contributions;

(ii)         any Net Income or other item of income or gain allocated to such Member pursuant to Article V; and

(iii)        any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b)          Each Member’s Capital Account shall be decreased by:

(i)          the cash amount or Book Value of any property distributed to such Member pursuant to Article VI and Section 12.03(c);

(ii)         the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article V; and

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(iii)        the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.07        Succession Upon Transfer. In the event that any Membership Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interest and, subject to Section 5.04, shall receive allocations and distributions pursuant to Article V, Article VI and Article XII in respect of such Membership Interest.

Section 3.08        Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, including during the Term or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.09        No Withdrawals from Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management or service fees, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement or any JV Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.10        Loans from Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.04 and Section 3.06, if applicable.

Section 3.11       Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

ARTICLE IV

MEMBERS

Section 4.01        Admission of New Members.

(a)          Subject to the approval of the Board, including any required Supermajority Approval, new Members may be admitted from time to time (i) in connection with the issuance of Membership Interests by the Company in accordance with this Agreement, and (ii) in connection with a Transfer of Membership Interests, subject to compliance with the provisions of Article IX, and in either case, following compliance with the provisions of Section 4.01(b).

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(b)          In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Membership Interests, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of Schedule A of the Agreement by the Board and the satisfaction of any other applicable conditions, including the receipt by the Company of any payment for the issuance of Membership Interests, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.04.

(c)          Any Member who proposes to Transfer its Membership Interest (or any portion thereof) shall (i) be responsible for the payment of expenses incurred by it in connection with such Transfer, whether or not consummated, and (ii) except in connection with a Transfer pursuant to Section 3.04(d), Section 9.03 or Section 9.04, reimburse the Company and the other Member for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of the Company or such other Member in connection with such proposed Transfer, whether or not consummated; provided, however, that in the event that both Members Transfer their Membership Interests (or any portion thereof) in connection with such Transfer, each Member shall only be responsible to reimburse the Company for its pro rata portion (based on such Member’s portion of the total Membership Interests Transferred) of the Company’s expenses incurred in connection with such Transfer.

Section 4.02        No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 4.03        No Withdrawal. Except as otherwise specifically provided herein, so long as a Member continues to hold any Membership Interest, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act.

Section 4.04        No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the Term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.05        Meetings of the Members.

(a)          Annual or special meetings of Members shall be held at such date and time as shall be designated from time to time by the Board and stated in the notice of the meeting to be provided to all Members, whether or not such Members are entitled to vote at such meeting, in writing no later than five (5) days prior to such designated meeting date. Business transacted at any special meeting of Members shall be limited to the purposes stated in the notice of special meeting. All meetings of the Members shall be held at such place within or without the State of Delaware as the Board shall designate.

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(b)          The presence in person or by proxy of Members holding a majority of the Common Units entitled to vote at such meeting shall constitute a quorum for the transaction of business at any meeting of the Members. Subject to the provisions of this Agreement, including Section 7.05(e), any matter brought before a meeting of the Members shall be decided by vote of Members entitled to vote holding at least a majority of the Common Units held by all Members entitled to vote present at a duly constituted meeting at which a quorum is present. Except as provided in this Agreement, all Members entitled to vote shall vote together and no Member(s) shall be, or have any right to vote or otherwise act, as a separate series, class or group of Members within the meaning of the Act.

(c)          Members may participate in any meeting of Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(d)          Any action required to be taken at any annual or special meeting of Members or otherwise, or any action which may be taken at any annual or special meeting of Members or otherwise (including without limitation any consent, approval, vote or other action of the Members required or contemplated under or by this Agreement, the Act or otherwise), may be taken without a meeting and without a vote, if a consent in writing, setting forth the action so taken, shall be provided to all Members at least three (3) days advance and is thereafter signed by the Members required to approve such action. Prompt notice of the taking of action by Members without a meeting pursuant to this Section 4.05 by less than unanimous written consent shall be given to each of those Members who have not consented in writing.

Section 4.06        General Voting Rights of Members. Whether in person or by proxy, each Member holding Common Units shall have the right to one (1) vote for each Common Unit held by such Member. No Member who has assigned or Transferred all of his, her, or its Units shall have any right to vote on any matter. A Member who has assigned some, but not all, of his, her, or its Units shall be treated as a Member and entitled to a vote on all matters to the extent of any retained Units. No assignee of any Unit shall have the right to consent, approve or vote on any matters unless such assignee has become a Member pursuant to Article IX hereof. Except as specifically provided herein, including in Section 7.05(e), or as required by Applicable Law, the Preferred Units shall not vote.

Section 4.07        Certification of Membership Interests.

(a)          The Units shall not be represented by certificates. If the Board determines that it is in the interest of the Company to issue certificates representing Units, certificates shall be issued and the Units shall be represented by such certificates.

(b)          Any certificates so issued, in addition to any other legend required by Applicable Law, shall bear a legend substantially in the following form:

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

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Section 4.08        Representations and Warranties of Members. By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each Member represents and warrants to the Company that such Member:

(a)          acknowledges and understands that the Units have not been registered under the Securities Act or the securities laws of any jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering, and cannot be transferred except upon compliance with this Agreement and the subsequent registration or exemption from registration under the Securities Act of such transfer;

(b)          is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company, and is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(c)          except as otherwise disclosed in writing to the Company, (i) is not an “investment company” as defined in the Investment Company Act of 1940, does not rely on the exception provided in either Section 3(c)(l) or Section 3(c)(7) of the Investment Company Act of 1940 to be excepted from the definition of an “investment company,” and has not elected to be a business development company pursuant to Section 54 of the Investment Company Act of 1940; (ii) to the best of such Member’s knowledge, such Member does not control, nor is controlled by or under common control with, any other Member (other than as a result of any Permitted Transfer of a portion of a Member’s Membership Interest in accordance with this Agreement); (iii) such Member was not formed for the specific purpose of investing in the Company; and (iv) no other Person will have a beneficial interest in such Member’s Membership Interest in the Company other than as a shareholder, partner, member or other beneficial owner of equity interests in such Member;

(d)          is acquiring the Units for its own account solely for investment and not with a view to resale or distribution thereof, and, other than as set forth in this Agreement, has no contract, understanding, undertaking, agreement or arrangement of any kind with any Person to sell, transfer or pledge to any Person its Units or any part thereof, nor does such Member have any plans to enter into any such agreement; and

(e)          has conducted an independent review and analysis of the business, operations, assets, liabilities, results of operations, financial conditions, and prospects of the Company, has been provided adequate access to the personnel, books, and records of the Company for such purpose, and has had an opportunity to ask questions of and receive answers from the Company in order to obtain such additional information as such Member has deemed necessary to make an informed decision with respect to a purchase of Units;

provided that none of the foregoing representations or warranties shall replace, diminish, or otherwise adversely affect any representations or warranties made by a Member in any agreement for the purchase of Units.

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ARTICLE V

ALLOCATIONS

Section 5.01        Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated as provided in this Section 5.01.

(a)          Net Income shall be allocated among the Members in the following order of priority:

(i)          first, cumulatively to offset in reverse order any Net Loss not previously offset under this clause (i) that was allocated to the Members under Section 5.01(b)(ii);

(ii)         second, to the Preferred Member until the Preferred Member has been allocated a cumulative amount of Net Income pursuant to this Section 5.01(a)(ii) (and not offset pursuant to Section 5.01(b)(i)) equal to the aggregate amount of the Preferred Return to which the Preferred Member is entitled at the time of such allocation; and

(iii)        third, to the Members in accordance with their respective Percentage Interests.

(b)          Net Loss shall be allocated among the Members in the following order of priority:

(i)          first, cumulatively to offset in reverse order any Net Income not previously offset under this clause (i) that was allocated to the Members under Section 5.01(a)(ii) and (iii); and

(ii)         second, to the Members in accordance with their respective Percentage Interests.

Section 5.02        Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a)          If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)          Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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(c)          Nonrecourse Deductions shall be allocated to the Members in accordance with their proportionate Capital Account balances.

(d)          In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)          The allocations set forth in paragraphs (a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03         Tax Allocations.

(a)          Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b)          Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with any reasonable method permitted by the Treasury Regulations pursuant to Code Section 704(c) as determined in consultation with the Preferred Member Managers, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)          If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)          Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)          Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

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Section 5.04        Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of a Common Unit during any Fiscal Year made in compliance with the provisions of Article IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Common Unit for such Fiscal Year shall be determined using the interim closing of the books method.

ARTICLE VI

DISTRIBUTIONS

Section 6.01        General.

(a)          Subject to the obligations relating to the Preferred Liquidation Preference, any available cash of the Company (other than cash from a Capital Transaction, which shall be distributed pursuant to Article XII), after allowance for payment of all Company obligations then due and payable, including debt service, operating expenses and such other reasonable reserves as the Board, with Supermajority Approval, may determine, shall be eligible for distribution as determined by the Board on at least an annual basis, with any such distribution to Common Members made pro rata in accordance with their respective Percentage Interests. Notwithstanding the foregoing, no distributions shall be made under this Section 6.01 during the Initial Funding Period.

(b)          If a Member has (i) an unpaid Additional Capital Contribution that is overdue or (ii) an outstanding Default Loan due to another Member, any amount that otherwise would be distributed to such Member pursuant to Section 6.01, Section 6.02 or Article XII (up to the amount of such unpaid Additional Capital Contribution or outstanding Default Loan, together with interest accrued thereon) shall not be paid to such Member but shall be deemed distributed to such Member and applied on behalf of it pursuant to Section 3.04(e).

(c)          Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to the Members if such distribution would violate § 18-607 of the Delaware Act or other Applicable Law or if such distribution is prohibited by the Company’s then-applicable debt-financing agreements.

Section 6.02        Tax Distributions.

(a)          Subject to Section 6.01(b) and Section 6.01(c), at least ten (10) days before each date prescribed by the Code for a calendar-year corporation to pay quarterly installments of estimated tax, the Company shall distribute cash to each Member in proportion to and to the extent of such Member’s Quarterly Estimated Tax Amount for the applicable calendar quarter (each such distribution, a “Tax Distribution”) taking into account taxable losses allocated to such Member in respect of prior calendar years and not previously taken into account under this definition to the extent such loss would be available under the Code to offset income of such Member (or as appropriate, the direct or indirect partners, members, or shareholders of such Member) determined as if income and loss from the Company were the only income and loss of such Member (or as appropriate, the direct or indirect partners, members or shareholders of such Members) in such calendar year and all prior calendar years.

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(b)          If, at any time after the final Quarterly Estimated Tax Amount has been distributed pursuant to Section 6.02(a) with respect to any Fiscal Year, the aggregate Tax Distributions to any Member with respect to such Fiscal Year are less than such Member’s Tax Amount for such Fiscal Year (a “Shortfall Amount”), the Company shall distribute cash in proportion to and to the extent of such Member’s Shortfall Amount. The Company shall use commercially reasonable efforts to distribute Shortfall Amounts with respect to a Fiscal Year before the seventy-fifth (75th) day of the next succeeding Fiscal Year; provided, that if the Company has made distributions in such next succeeding Fiscal Year other than pursuant to this Section 6.02, the Board may apply such distributions to reduce any Shortfall Amount.

(c)          If the aggregate Tax Distributions made to any Member pursuant to this Section 6.02 for any Fiscal Year exceed such Member’s Tax Amount (an “Excess Amount”), such Excess Amount shall reduce subsequent Tax Distributions that would be made to such Member pursuant to this Section 6.02.

(d)          All Tax Distributions made to the Members in respect of a taxable year will be treated as advances on distributions under Section 6.01, thereby reducing future distributions under Section 6.01 or, if necessary, reducing liquidating distributions pursuant to Section 12.03(c)(v).

Section 6.03         Tax Withholding; Withholding Advances.

(a)          Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Board to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

(b)          The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Partnership Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.03(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c)          Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”):

(i)          be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii)         with the consent of the Board (not including, for purposes of such vote any Managers appointed by the Member on whose behalf the Withholding Advance has been made), be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).

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Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d)          Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member, including with respect to any “imputed underpayment” pertaining to the Company within the meaning of Code Section 6225. The provisions of this Section 6.03(d) and the obligations of a Member pursuant to Section 6.03(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interest. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.03, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e)          Neither the Company nor any Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 6.04        Distributions in Kind. No Member has the right to demand or receive property other than cash in payment for its share of any distribution made in accordance with this Agreement. Except as set out in Section 12.03(d), non-cash distributions are not permitted, unless approved by the Board.

Section 6.05        Liquidation. In the event of the liquidation and dissolution of the Company, the assets of the Company legally available for distribution to its Members shall be distributed as set forth in Section 12.03.

ARTICLE VII

MANAGEMENT

Section 7.01        Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 7.02. The business and affairs of the Company shall be operated in accordance with all Applicable Laws and shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full, complete and exclusive power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. Except as expressly provided herein, or by Applicable Law, no Member, in its capacity as a Member, shall have any power or authority over the business and affairs of the Company or any power or authority to bind the Company.

Section 7.02        Board Composition; Vacancies.

(a)          So long as the Preferred Member (together with its Affiliates) holds at least 25% of the Units held by the Preferred Member on the date of this Agreement (calculated on a deemed as-converted basis with the Preferred Units deemed to be converted to the appropriate number of Common Units in accordance with Section 9.04(e) for purposes of such calculation), the Company and the Common Members shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times five. The Board shall be comprised as follows:

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(i)          three (3) individuals designated by the Common Members (each, a “Common Member Manager”), who shall initially be William J. Rouhana, Jr., Elana Sofko and Philippe Guelton; and

(ii)         two (2) individuals designated by the Preferred Member (the “Preferred Member Managers”), who shall initially be Jon Hookstratten and Maria Anguelova.

(b)          At all times, the composition of any board of directors or board of managers of any Subsidiary of the Company shall be the same as that of the Board. Unless otherwise determined by the Board, the quorum, removal rights, meeting procedures and meeting requirements set forth in this Article VII with respect to the Board shall apply mutatis mutandis to Subsidiaries of the Company and the boards of directors, boards of managers, or similar governing bodies of such Subsidiaries.

Section 7.03        Removal; Resignation.

(a)          Each Member may remove any Manager appointed by it at any time with or without cause, effective upon written notice to the other Member and the Chairperson. No Manager may be removed except in accordance with this Section 7.03(a).

(b)          A Manager may resign at any time from the Board by delivering his written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or Company’s acceptance of a resignation shall not be necessary to make it effective.

(c)          Any vacancy on the Board resulting from the resignation, removal, death or disability of a Manager appointed by a Member shall be filled by the Member that appointed such Manager, with such appointment to become effective immediately upon delivery of written notice of such appointment to the other Member and the Chairperson. Any replacement Manager designee shall be reasonably acceptable to the other Member.

(d)          The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the appointment, removal or replacement of any Manager in accordance with Section 7.02 or this Section 7.03.

(e)          Each Member shall take all necessary action to carry out fully the provisions of Section 7.02 and the foregoing provisions of this Section 7.03 to ensure that the Board and the board of directors or managers or other governing body of any Subsidiary consists of the Managers that are duly appointed in accordance with such sections.

Section 7.04        Meetings.

(a)          Regular meetings of the Board shall be held at least every four months (i.e., three times during each full calendar year) at such dates and times as the Board may designate. Special meetings of the Board may be called at any time by the Chairperson and shall be called by the Chairperson at the written request of any Manager who makes such request in good faith. Meetings of the Board may be held either in person at the executive office of the Company or by telephone or video conference or other communication device that permits all Managers participating in the meeting to hear each other.

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(b)          Written notice of a meeting of the Board or any Committee stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Manager by telephone, electronic mail or facsimile no less than ten (10) days before the date of the meeting; provided that, in the case of a special meeting, the Chairperson or the Manager requesting the meeting may reduce the advance notice period to not less than three (3) Business Days if the Chairperson or such Manager determines, acting reasonably and in good faith, that it is necessary and in the best interests of the Company for the Board to take action within a time period of less than ten (10) days. Notice of any meeting may be waived in writing by any Manager. Presence at a meeting shall constitute waiver of any deficiency of notice under this Section 7.04(b), except when a Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not called or convened in accordance with this Agreement and does not otherwise attend the meeting.

(c)          The Secretary of the Company (or the Chairperson, if there is no Secretary) shall circulate to each Manager an agenda for each regular meeting not less than two (2) Business Days in advance of such meeting. In the case of a regular meeting, such agenda shall include a discussion of the financial reports most recently delivered pursuant to Section 11.01 and any other matters that a Manager may reasonably request to be included on such agenda. In the case of a special meeting, the agenda for such meeting shall be established by the Chairperson, shall, if applicable, include any matters specified by the Manager requesting such meeting, and shall be provided to each Manager at the time such special meeting is called.

(d)          The decisions and resolutions of the Board and any Committee thereof shall be recorded in minutes, which shall state the date, time and place of the meeting (or the date of any written consent in lieu of a meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting or written consent. The minutes shall be entered in a minute book kept at the principal office of the Company and a copy of the minutes of each Board and Committee meeting shall be provided promptly to each Manager and Member.

Section 7.05        Quorum; Manner of Acting; Supermajority Approval.

(a)          The presence in person or by proxy of a number of Managers equal to a majority of the total number of Managers serving on the Board shall constitute a quorum for the conduct of business at any meeting of the Board; provided that, in order to constitute a quorum, (i) at least one of the Managers present in person or by proxy must be a Common Member Manager and (ii) at least one of the Managers present in person or by proxy must be a Preferred Member Manager. If such quorum shall not be present at any meeting of the Board (a “Suspended Meeting”), the Managers present shall adjourn the meeting and promptly give notice to the Managers of when it shall be reconvened (a “Reconvened Meeting”), which notice shall include a copy of the notice and agenda originally given with respect to such Suspended Meeting and, if applicable, specify in writing that the Board has invoked the procedures with respect to such Reconvened Meeting set forth in the following sentence. If such notice is given and the Reconvened Meeting is held at least 48 hours after the Suspended Meeting at which a quorum was not present, then, at such Reconvened Meeting, the presence in person or by proxy of at least any two Managers shall be sufficient for a quorum to be present; provided, however, that (x) the only business that may be conducted at such Reconvened Meeting is the business specifically set forth in the original agenda for the Suspended Meeting and (y) no action that requires Supermajority Approval under Section 7.05(e) may be taken at such Reconvened Meeting unless a Preferred Member Manager is present and such action is approved in accordance with Section 7.05(e).

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(b)          Any Manager may participate in a meeting of the Board or any Committee by telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy in accordance with Section 7.05(d).

(c)          Each Manager shall have one vote on all matters submitted to the Board or any Committee; provided, however, that, notwithstanding anything herein to the contrary and without limitation of any other rights or remedies that may be available, if a Member is a Defaulting Member, any Managers appointed by it shall cease to have any voting rights on any matters voted on by the Board and any decision that requires the vote or approval of Managers appointed by such Defaulting Member shall be made without regard to such Managers or any requirement to obtain the vote or approval of such Managers. Except as otherwise set forth in this Agreement (including Section 7.05(e)), the affirmative vote of a majority of the Managers in attendance at any meeting of the Board or any Committee at which a quorum is present shall be required to authorize any action by the Board or Committee and shall constitute the action of the Board or Committee for all purposes.

(d)          Each Manager may authorize another individual (who may or may not be a Manager, but who shall be an officer or employee of the Member that appointed such Manager or an Affiliate of such Member) to act for such Manager by proxy at any meeting of the Board or any Committee, or to express consent or dissent to a Company action in writing without a meeting. Any such proxy may be granted in writing, by Electronic Transmission or as otherwise permitted by Applicable Law.

(e)          Notwithstanding anything herein to the contrary, for so long as the Preferred Member (together with its Affiliates) holds at least 25% of the Units held by the Preferred Member on the date of this Agreement (calculated on a deemed as-converted basis with the Preferred Units deemed to be converted to the appropriate number of Common Units in accordance with Section 9.04(e) for purposes of such calculation), and the Preferred Member is not then a Non-Contributing Member, the Company shall not have the authority or be entitled to, and shall not enter into any commitment to (and the Board, Officers, Members or Managers shall not authorize the Company or any Subsidiary to), on behalf of the Company or any Subsidiary thereof, do any of the following (each of which shall apply to any Subsidiary of the Company mutatis mutandis), without the affirmative vote or approval of (i) a majority of the Managers in attendance at any Board meeting at which a quorum is present and (ii) the Preferred Member (which may be evidenced by the written approval or consent of the Preferred Member Managers) (“Supermajority Approval”):

(i)          amend, modify or waive any provision of the Certificate of Formation or this Agreement (other than any amendment to Schedule A necessary to reflect any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement) or otherwise change the Company’s jurisdiction of formation;

(ii)         change the principal business of the Company;

(iii)        enter into any transaction with a Common Member or its Affiliates, other than transactions entered into in the ordinary course of business on market terms and an arm’s length basis or as otherwise contemplated by this Agreement or the other JV Agreements, or terminate, modify or amend or grant any consent or waiver under or in connection with any such transaction, including any of the JV Agreements;

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(iv)        consummate any public offering of equity securities of the Company prior to the third anniversary of the date hereof;

(v)         issue or redeem any Membership Interest (or any securities or debt convertible into or exercisable for exchangeable for a Membership Interest), admit additional Members to the Company (other than as provided in Section 9.02 or any non-voting Members), or make a capital call for or accept any Additional Capital Contribution from any Member, other than as provided in Section 3.04(a);

(vi)        incur any Indebtedness (other than as permitted under Section 3.04(a) or, after the Initial Funding Period, other than (x) to prevent the Company’s default under an existing credit facility or (y) to prevent the Company’s breach of an outstanding payment obligation to a third party or (z) to prevent the Company from being unable to meet its third party debts as they become due, and then solely to satisfy such obligations, in each case on commercially reasonable market terms);

(vii)      enter into or effect any transaction or series of related transactions involving the sale, lease, exclusive license, exchange or other disposition (including by merger, consolidation, sale of equity or sale of assets) by the Company of all or substantially all of the assets of the Company (a “Capital Transaction”);

(viii)     enter into or effect any transaction or series of related transactions involving the sale or transfer of greater than 50% of any class or series of Membership Interests (or greater than 50% of the voting rights in) the Company;

(ix)        undertake any reorganization or recapitalization of the Company, including any conversion to corporate, partnership, or other organizational form;

(x)         approve any merger, consolidation or combination of the Company with or into any other Person;

(xi)        take any action which alters the rights, preferences, or privileges of the Preferred Member or of their Transferees;

(xii)       dissolve, liquidate, or wind up the affairs of the Company, or any Subsidiary, or other commencement of a voluntary proceeding seeking reorganization or other similar relief;

(xiii)      settle any litigation that would result in the Company incurring a liability in excess of $500,000 or would adversely affect the ability of the Preferred Member or its Affiliates to conduct business;

(xiv)      form any Subsidiary;

(xv)       enter into any contract pursuant to which the Company is obligated to make expenditures in excess of $1,000,000 per year;

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(xvi)      make a determination of reasonable reserves and amount of cash available for distribution to the Members;

(xvii)     make any material tax election or change in any material accounting practices, unless required by Applicable Law or a change in GAAP, or change in the Company’s Fiscal Year; or

(xviii)    select or change the Company’s independent certified public accountants unless the group or firm is of recognized national standing, or select or change the Company’s auditor unless such firm is nationally recognized, reputable independent certified public accounting firm (PCAOB certified) or is otherwise CSSE’s existing auditor.

Section 7.06        Action by Written Consent. Any action of the Board or any Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed unanimously by all the Managers (or the Managers comprising the Committee, as applicable). Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State.

Section 7.07        Compensation; No Employment.

(a)          Each Manager shall serve without compensation in his capacity as such. Each Manager shall be entitled to reimbursement from the Company for his reasonable and necessary out-of-pocket expenses incurred in the performance of his duties as a Manager, pursuant to such policies as may from time to time be established by the Board.

(b)          This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company, and nothing herein should be construed to have created any employment agreement or relationship with any Manager.

Section 7.08        Chairperson of the Board. The Board may appoint any one of the Common Member Managers to act as Chairperson of the Board (“Chairperson”) and preside at all meetings of the Board at which he is present, subject to the ultimate authority of the Board to appoint an alternate presiding chairperson at any meeting. The initial Chairperson of the Board shall be William J. Rouhana, Jr. For the avoidance of doubt, a Manager shall not be considered to be an officer of the Company by virtue of holding the position of Chairperson and, except as expressly provided herein, shall not have any rights or powers different from any other Manager other than with respect to any procedural matters to the extent delegated by the Board or as expressly set forth in this Agreement; provided, however, that any procedural rights or powers granted to the Chairperson shall not be in derogation of any rights or powers granted by this Agreement to any Preferred Member Manager.

Section 7.09        Committees.

(a)          The Board may designate from among the Managers one or more committees of the Board (each, a “Committee”), each of which shall be comprised of at least one (1) Common Member Manager and one (1) Preferred Member Manager. Any such Committee, to the extent provided in the resolution forming such Committee, shall have and may exercise the authority of the Board, as limited by Section 7.05(e). The Board may dissolve any Committee at any time.

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(b)          Except as otherwise provided in the resolution initially establishing such Committee, the presence in person or by proxy of a majority of the Managers shall constitute a quorum for the conduct of business at any meeting of such Committee; provided that, in order to constitute a quorum (i) at least one (1) of the Managers on such Committee present in person or by proxy must be a Common Member Manager and (ii) at least one (1) of the Managers on such Committee present in person or by proxy must be a Preferred Member Manager. Except as otherwise provided in the resolution adopting such Committee, actions of any Committee shall be made and determined in accordance with Section 7.05(b), Section 7.05(c) and Section 7.05(d). Notice of Committee meetings shall be given to each member of the Committee in the manner provided in Section 7.04(b).

Section 7.10       Officers. The Board shall appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such powers and authorities as the Board deems advisable. The initial Officers of the Company shall be the persons listed on Schedule B in the offices designated therein. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his successor is designated by the Board or until his earlier death, resignation or removal. Any Officer may resign at any time on written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board. The Officers, in the performance of their duties as such, shall owe to the Members fiduciary duties of the type owed by the officers of a Delaware corporation to the stockholders of such corporation under the laws of the State of Delaware.

Section 7.11        No Personal Liability. Except as otherwise provided in the Delaware Act or by Applicable Law, no Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

Section 7.12        Budget. At least sixty (60) days before the beginning of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2020), the Chief Executive Officer and Chief Financial Officer of the Company shall prepare and submit to the Board a proposed budget (“Budget”) for such upcoming Fiscal Year. The Board shall review, modify and approve the Budget after giving the Preferred Member Managers a reasonable opportunity to provide meaningful consultation on the Budget.

Section 7.13        Other Activities; Business Opportunities. Except as expressly provided in the JV Agreements, nothing contained in this Agreement shall prevent any Member or any of its Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Business. None of the Members nor any of their Affiliates shall be obligated to account to the Company or to the other Member for any profits or income earned or derived from other such activities or businesses. Except as otherwise provided in JV Agreements, none of the Members nor any of their Affiliates shall be obligated to inform the Company or the other Member of any business opportunity of any type or description.

Section 7.14        Claims Under JV Agreements. Notwithstanding anything herein to the contrary, in the event of a breach by a Member or its Affiliate of an obligation owed under any JV Agreement, the other Member, so long as it is not a Defaulting Member, shall be entitled to assert a claim for and enforce, at the Company’s reasonable expense, such obligation on behalf of the Company, pursue on behalf of the Company all remedies available to it in respect of such breach, and control all decisions of the Company with respect to such any such claim. The Company shall cooperate and comply with any reasonable instructions received from the Member enforcing the rights of the Company in connection with any of the foregoing actions. The Member exercising any rights pursuant to this Section 7.14 agrees to promptly reimburse the Company for any expenses advanced by it to such Member or incurred by the Company in connection with such claim if it is not successful.

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Section 7.15        Code of Conduct. The Board shall adopt a code of business conduct and ethics that applies to all of its executive officers, managers, and employees.

Section 7.16        Sony Marks. Notwithstanding anything to the contrary contained in this Agreement, the Common Members acknowledge and agree that Sony Corporation is entitled under the TMLA to suspend or terminate the use of any or all Sony Marks (each as hereinafter defined), at its sole discretion in accordance with the terms of the TMLA upon notice to the Company, without any liability to any third party, including the Common Members and the Company. In the event that Sony Corporation, or any designee thereof, exercises such right to suspend or terminate the Company’s use of any Sony Mark as described in the foregoing sentence or otherwise under the TMLA, the Common Members shall (i) agree to and approve such suspension or termination and the taking of any other actions necessary to effect such suspension or termination without any reservation, claim, conflict or demurral, and (ii) cause each Common Member Manager (including, for the avoidance of doubt, the Chairperson of the Board if the Common Members have appointed the Chairperson of the Board) to approve such suspension or termination and the taking of any other actions necessary to effect such suspension or termination. For the avoidance of doubt, the cessation, suspension or termination of the use of the Sony Mark in accordance with the foregoing shall not be considered a Supermajority Approval item. As used in this Section 7.16, “TMLA” means the trademark license agreement between the Company and Sony Corporation granting the Company a license or right to use a trademark, service mark, trade name, trade dress, logo, corporate name or other intellectual property of Sony Corporation (collectively, “Sony Marks”).

ARTICLE VIII

EXCULPATION AND INDEMNIFICATION

Section 8.01        Exculpation of Covered Persons.

(a)          As used herein, the term “Covered Person” shall mean (i) each Member; (ii) each officer, director, shareholder, partner, member, Affiliate, employee, agent or representative of each Member, and each of their Affiliates; and (iii) each Manager, Officer, employee, agent or representative of the Company.

(b)          No Covered Person shall be liable to the Company or any Member or any Affiliate of a Member for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his or its capacity as a Covered Person, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a material breach or knowing violation of Applicable Law or this Agreement by such Covered Person.

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(c)          A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) a Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

Section 8.02        Liabilities and Duties of Covered Persons.

(a)          Except as expressly set forth herein, this Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement, including with respect to any Affiliates of a Member or Manager in their capacities as Officers pursuant to Section 7.10. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b)          Whenever in this Agreement a Member or Manager is permitted or required to make a decision (including a decision that is in such Member or Manager’s “discretion” or under a grant of similar authority or latitude), such Member or Manager shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests (or, in the case of a Manager, the interests of the Member that appointed such Manager or such Member’s Affiliates), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Member or Manager is permitted or required to make a decision in such Member or Manager’s “good faith,” the Member or Manager shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

(c)          This Section 8.02 does not apply to any obligation or duty of a Covered Person or any Affiliate thereof arising under any other JV Agreement.

Section 8.03        Indemnification.

(a)          To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (other than in connection with any claims brought by (A) a Member or its Affiliate against another Member or its Affiliate or (B) the Company) (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i)          any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company in connection with the Business of the Company; or

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(ii)         such Covered Person being or acting in connection with the Business of the Company as a Member, an Affiliate of a Member, a Manager or an Officer, or that such Covered Person is or was serving at the request of the Company as a member, manager, partner, director, officer, employee or agent of any other Person;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be within, or not opposed to, the scope of such Covered Person’s authority conferred on him or it by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or its conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach or knowing violation of Applicable Law or this Agreement by such Covered Person, in each case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct or a material breach or knowing violation of Applicable Law or this Agreement.

(b)          The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 8.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c)          The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(d)          Notwithstanding anything herein to the contrary, nothing in this Article VIII shall (or shall be construed to) (i) relieve any Member or other Person from any liability or obligation of such Person pursuant to any JV Agreement, or to in any way impair the enforceability of any provision of any JV Agreement against any party thereto, or (ii) require the Company to indemnify, hold harmless, defend, pay or reimburse (x) any Covered Person with respect to any Loss to the extent a Member or its Affiliate is required to indemnify such Covered Person with respect thereto under any JV Agreement or (y) a breaching or indemnifying Member or Affiliate, including with respect to a successful claim brought against such Member or Affiliate under Section 7.14.

(e)          To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided, that (i) all Members and Managers shall be treated equally under any such insurance policies and (ii) the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

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(f)          Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(g)          Notwithstanding that a Covered Person has or may from time to time obtain certain rights to indemnification, advancement of expenses and/or insurance provided by one or more third party indemnitors (including as an officer, director or employee of a Member), the Company shall be the indemnitor of first resort (i.e., its obligations to such Covered Person are primary and any obligation of a third party indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Covered Person are secondary), and the Company shall not assert that the Covered Person must seek expense advancement or reimbursement, or indemnification, from third party indemnitor before the Company must perform its expense advancement and reimbursement, and indemnification obligations, under this Agreement. No advancement or payment by a third party indemnitor on behalf of a Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Company in accordance with this Agreement shall affect the foregoing. The third party indemnitor shall be subrogated to the extent of such advancement or payment to all of the rights of recovery which such Covered Person would have had against the Company if the third party indemnitor had not advanced or paid any amount to or on behalf of such Covered Person.

(h)          If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.03 to the fullest extent permitted by any applicable portion of this Section 8.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(i)          The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 8.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 8.04       Survival. The provisions of this Article VIII shall survive the dissolution, liquidation, winding up and termination of the Company.

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ARTICLE IX

TRANSFER

Section 9.01        Restrictions on Transfer.

(a)          Except as otherwise provided in Section 3.04 and this Article IX, no Member shall Transfer all or any portion of its Membership Interest in the Company prior to the third anniversary of the date of this Agreement without the written consent of the other Member, which consent may be granted or withheld in the sole discretion of the other Member. No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b).

(b)          Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it shall not issue any Membership Interests:

(i)          except as permitted under the Securities Act and other applicable federal or state securities or blue-sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be affected without registration under the Securities Act;

(ii)         if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii)        if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(iv)        if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v)         if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940; or

(vi)        if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c)          Any Transfer or attempted Transfer of any Membership Interest in contravention of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books or otherwise recognized by the Company, and the purported Transferee in any such Transfer shall not be treated as the owner of such Membership Interest for any purposes of this Agreement or have any rights as a Member (and the purported Transferor shall continue to be treated as the owner of such Membership Interest and as a Member).

(d)          For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

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Section 9.02        Permitted Transfers.

(a)          General. The provisions of Section 9.01(a) shall not apply to any Transfer by any Member of all or any portion of its Membership Interest to its Affiliate.

(b)          Right of First Offer.

(i)          If at any time (subject to the written consent requirement in Section 9.01(a) if prior to the third anniversary of the date hereof) a Member (the “Transferring Member”) desires to Transfer all or any portion of its Units to a third party (“Third Party Purchaser”), such Transferring Member shall first offer to sell such Units to each other Member (each, other than any Affiliate of a Transferring Member, a “Non-Transferring Member”) by providing written notice (“Sale Election Notice”) to the Company and the Non-Transferring Members. The Sale Election Notice shall set forth the number of Units proposed to be Transferred (“Subject Units”), the proposed offer price and other material terms and conditions of the proposed Transfer (an “Offer”). The Non-Transferring Members (and their respective Affiliates) shall have a right, exercisable upon written notice to the Transferring Member delivered to it within thirty (30) days of receipt of the Sale Election Notice (“Response Due Date”), to accept the Offer and elect to purchase all, but not less than all, of the Subject Units, which may be allocated among themselves in such proportions as the Non-Transferring Members may agree. In the event competing Sale Election Notices are sent on the same day, the Members agree that a Sale Election Notice provided by the Preferred Member shall take priority.

(ii)         If on or prior to the Response Due Date either (a) such Offer is accepted in writing by the Non-Transferring Members or (b) the Non-Transferring Members elect to make a counter-offer in writing to the Transferring Member that is accepted in writing by the Transferring Member (or within five (5) Business Days thereafter, in the case of a counter-offer delivered on the Response Due Date), then the Non-Transferring Members (or their respective Affiliates, as applicable) shall purchase, and the Transferring Member shall sell to the Non-Transferring Members (or their respective Affiliates), the Subject Units on a date selected by the Non-Transferring Members, but in no event later than thirty (30) days after Response Due Date. Such purchase of the Subject Units shall be made at the offices of the Company, at which the Transferring Member shall represent and warrant to the Non-Transferring Members purchasing the Subject Units that (x) such Transferring Member has full right, title and interest in and to the Subject Units, (y) such Transferring Member has all necessary power and authority and has taken all necessary action to sell the Subject Units as contemplated by this Section 9.02, and (z) the Subject Units are free and clear of any encumbrance other than those arising as a result of or under the terms of this Agreement.

(iii)        If the Offer is not accepted in writing by the Non-Transferring Members or the Transferring Member has not accepted any counter-offer made by the Non-Transferring Member, in each case on or prior to the Response Due Date, then for a period of ninety (90) days after the Response Due Date (as extended as necessary to account for any time during such period that such transaction is delayed due to any antitrust or other governmental reviews or approvals) the Transferring Member shall have the right to consummate the sale of the Subject Units to a Third Party Purchaser at a price and on terms that are not materially more favorable, in the aggregate, to such Third Party Purchaser than those set forth in the Sale Election Notice.

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(c)          Tag-Along Rights. If a Transferring Member elects to sell its Subject Units to a Third Party Purchaser in accordance with Section 9.02(b)(iii), the Transferring Member shall provide written notice of the proposed sale (“Third Party Sale Notice”) to the other Members (each eligible Member, a “Tagging Member”, provided that “Tagging Member” shall not include CSSE or its Permitted Transferees at any time following CSSE’s requirement to deliver notice of a CSSE Change of Control) and the Company setting forth the proposed sale price, the name of the Third Party Purchaser and any other material terms of the proposed sale. Each Tagging Member shall have the right, upon written notice to the Transferring Member (“Tag-Along Notice”) delivered to it within fifteen (15) days of receipt of the Third Party Sale Notice, to sell to the Third Party Purchaser, on the terms contained in the Third Party Sale Notice, up to such number of Tagging Units (as defined) equal to the product of (i) the total number of Units that the Third Party Purchaser proposes to buy as stated in the Third Party Sale Notice and (ii) a fraction (x) the numerator of which is equal to the number of Units then held by the Tagging Member and (y) the denominator of which is equal to the sum of the number of Units then held by the Transferring Member and all participating Tagging Members (in each case, with (i) and (ii) calculated on a deemed as-converted basis with any portion of the Preferred Units included therein deemed to be converted to the appropriate number of Common Units in accordance with Section 9.04(e) for purposes of such calculation) (such number, the “Tagging Units”). If any Tagging Member exercises its right hereunder through the delivery of a timely Tag-Along Notice, the Tagging Member shall join in the Transferring Member’s contract with the Third Party Purchaser on the same terms as set forth in the Tag-Along Notice, shall receive consideration in the same amount per Unit (calculated on a deemed as-converted basis) as the Transferring Member and such consideration will be allocated among such Members and distributed in accordance with Section 12.03; provided, that (a) such Tagging Member shall only be obligated to make individual representations and warranties with respect to its right, title and interest in and to its Units, power and authority to sell its Units, absence of encumbrances upon its Units, and other matters relating to such Tagging Member (and the liability of such Tagging Member for indemnification, if any, with respect to any such representations and warranties shall be several and not joint and shall be pro rata in proportion to and shall not exceed the amount of consideration payable to such Tagging Member), but not with respect to any of the foregoing in respect of any other Members or any other Members’ Units; (b) no Tagging Member shall be obligated to execute or otherwise agree to, or be bound by, any restrictive covenant or exclusivity obligation other than reasonable and customary covenants with respect to confidentiality. To the extent that the Third Party Purchaser refuses to purchase Units from an exercising Tagging Member, the Transferring Member shall not Transfer any Subject Units to such Third Party Purchaser unless and until, simultaneously with such Transfer, the Transferring Member shall purchase the applicable number of Units from the exercising Tagging Member for the same consideration and on the same terms and conditions as the Transferring Member receives from the Third Party Purchaser. If no Non-Transferring Member timely delivers a Tag-Along Notice, or if all Non-Transferring Members waive their rights hereunder, the Transferring Member shall have the right to consummate the sale of the Subject Units to the Third Party Purchaser on the terms set forth in the Third Party Sale Notice within the date set forth in Section 9.02(b)(iii).

Section 9.03        Put Option; Call Option.

(a)          During the Exercise Period, the Preferred Member shall have the right (“Put Option”), upon written irrevocable notice to the Company and CSSE (“Put Election Notice”), to sell to CSSE, and require CSSE to purchase from the Preferred Member, all, but not less than all, of the Preferred Member’s Units (including any such Units then held by a Permitted Transferee of the Preferred Member). CSSE shall pay for the Units being so sold and purchased through the issuance to the Preferred Member of shares of CSSE’s Series A 9.75% redeemable perpetual preferred stock (“CSSE Preferred Stock”) or an amount of cash payable in lieu of such CSSE Preferred Stock, in either case, calculated in accordance with Schedule C. The aggregate CSSE Preferred Stock and/or the cash paid in lieu thereof is referred to herein as the “Put Consideration.”

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(b)          The Preferred Member (and any applicable Permitted Transferee of the Preferred Member) shall, at the closing of such sale (“Put Closing”), represent and warrant to CSSE that (i) it has full right, title and interest in and to its Units, (ii) it has all necessary power and authority and has taken all necessary action to sell its Units as contemplated by this Section 9.04, and (iii) its Units are free and clear of any encumbrance other than those arising as a result of or under the terms of this Agreement.

(c)           The Put Closing shall take place no later than thirty (30) days following receipt by the Company and CSSE of the Put Election Notice on a date specified by CSSE (the “Put Closing Date”); provided that CSSE shall give the Preferred Member at least ten (10) Business Days’ written notice of the Put Closing Date.

(d)          At the Put Closing, CSSE shall pay the Put Consideration through the issuance and delivery at the Put Closing of certificates evidencing the CSSE Preferred Shares or the payment of the cash amount in lieu thereof by wire transfer of immediately available funds to an account designated in writing by the Preferred Member (or a combination of CSSE Preferred Shares and cash), and CSSE and the Company shall expressly release the Preferred Member and its Affiliates (and the Preferred Member and its Affiliates shall expressly release CSSE and the Company) from any liabilities in connection with or arising out of the Preferred Member’s ownership of the Units and membership in the Company. All CSSE Preferred Stock issued pursuant to this Section 9.03 shall be subject to the Registration Rights Agreement (as defined in the Contribution Agreement).

(e)          At the Put Closing, in exchange for the Put Consideration, the Preferred Member (and any applicable Permitted Transferee of the Preferred Member) shall deliver to CSSE (i) a certificate or certificates (if any) representing the Units, accompanied by an assignment of the certificate to CSSE or its assignee pursuant to Section 9.04(f); (ii) the resignation of the Preferred Member Managers; and (iii) a certificate meeting the requirements of IRS Notice 2018-29 and Treasury Regulations Section 1.1445-2(b) (modified to take into account Code Section 1446(f)) that the Preferred Member is not a foreign person within the meaning of Code Section 1446(f) or Code Section 1445.

(f)           Each Member agrees that CSSE may assign its purchase right or obligation under this Section 9.04 in whole or in part to any Affiliate who, upon the Put Closing, shall become a Member, and that such purchase right or obligation shall be assignable by CSSE without the consent of the Preferred Member; provided that (i) CSSE delivers notice to the Preferred Member of such assignment and of the identity of the assignee prior to the Put Closing, (ii) such assignee pays all of the Put Consideration in cash and (iii) CSSE shall be responsible for any failure of such assignee to perform its obligations under this Section 9.04 with respect to such assigned purchase right or obligation.

(g)          Without limitation of the other provisions of this Section 9.04, each Member agrees to cooperate and take, and to cause its controlled Affiliates to cooperate and take, all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Preferred Member’s Units by CSSE or its designee pursuant to this Section 9.03.

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(h)          the Preferred Member’s right to exercise the Put Option under this Section 9.03 and its Conversion Right under Section 9.04, below, shall be automatically accelerated (and be exercisable by the Preferred Member at its option, if at all, at any time) in the event of any liquidation or winding up of CSSE or the Company or if CSSE does not meet its obligations to fund the Company as prescribed by Section 3.04(a), above, and fails to cure same within fifteen (15) days of written notice of same from the Preferred Member (any such event, a “Trigger Failure”).

(i)            Except in the event of a Trigger Failure, if the Preferred Member has not exercised the Put Option prescribed by this Section 9.03 or, alternatively, has not exercised the Conversion Right prescribed by Section 9.04, below, during the Exercise Period, then the Preferred Member shall be deemed to have exercised the Put Option under the terms of this Section 9.03 as if the Preferred Member had sent a Put Election Notice on the last day of the Exercise Period.

(j)          The parties agree that, in connection with its decision to exercise the Put Option under this Section 9.03 or its Conversion Right under Section 9.04, the Company and CSSE will provide the Preferred Member with all information regarding the Company and CSSE relevant to its decision and, in addition to its access and inspection rights with respect to the Company under Section 11.02, the Preferred Member shall also have the opportunity to discuss CSSE’s business, management, financial affairs and prospects with CSSE’s management.

Section 9.04        Conversion Option.

(a)          In lieu of exercising the Put Option set forth in Section 9.03, during the Exercise Period, the Preferred Member shall have the right (“Conversion Right”), upon written irrevocable notice to the Company and CSSE (“Conversion Election Notice”), to convert all, but not less than all, of the Preferred Member’s Preferred Units (including any such Preferred Units then held by a Permitted Transferee of the Preferred Member) into that number of Common Units (the “Conversion Units”) as set forth in and subject to adjustment in accordance with Section 9.04(e). The Conversion Units so issued shall be the same class and type of equity, and have identical rights, privileges and preferences as the Common Units owned by CSSE.

(b)          The Preferred Member (and any applicable Permitted Transferee of the Preferred Member) shall, in the Conversion Election Notice, represent and warrant to the Company and CSSE that (i) it has full right, title and interest in and to its Preferred Units, (ii) it has all necessary power and authority and has taken all necessary action to elect to convert the its Preferred Units as contemplated by this Section 9.04, and (iii) its Preferred Units are free and clear of any encumbrance other than those arising as a result of or under the terms of this Agreement.

(c)          The conversion of such Preferred Units into Common Units shall occur no later than thirty (30) days following receipt by the Company and CSSE of the Conversion Election Notice on a date specified by CSSE (the “Conversion Closing Date”); provided that CSSE shall give the Preferred Member at least ten (10) Business Days’ written notice of the Conversion Closing Date.

(d)          On the Conversion Closing Date, the Preferred Member (and any applicable Permitted Transferee of the Preferred Member) shall deliver to the Company a certificate or certificates (if any) representing all of the Preferred Units then outstanding, and the Company shall deliver to the Preferred Member (and any applicable Permitted Transferee of the Preferred Member) a certificate or certificates evidencing the Conversion Units.

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(e)          The number of Conversion Units issued shall be equal to the number of Common Units that, when added to the Common Units already held by the Preferred Member (and its Permitted Transferees), will provide the Preferred Member (together with its applicable Permitted Transferees) with a Percentage Interest of 49% on a fully diluted basis assuming the conversion, exercise or exchange of all securities or debt convertible into or exercisable for exchangeable for Units (as adjusted for transactions and equity issuances consummated prior to conversion that have been approved by the Board with Supermajority Approval).

(f)          Without limitation of the other provisions of this Section 9.04, each Member agrees to cooperate and take, and to cause its controlled Affiliates to cooperate and take, all actions and execute all documents reasonably necessary or appropriate to reflect the conversion of the Preferred Units pursuant to this Section 9.04.

Section 9.05        Initial Public Offering.

(a)          At any time following the third anniversary of the date of this Agreement, if the Preferred Member is unable to sell its Membership Interest after a good faith effort to do so, or at any other time upon the written agreement of the Preferred Member and CSSE, with such agreement not to be unreasonably withheld, then, if requested in writing by the Preferred Member, the Board shall authorize a public offering of equity securities of the Company by one or more underwriters, including Ladenburg Thalmann & Co., Inc., and on such other terms and conditions to be agreed between the Preferred Member and CSSE (the “Initial Public Offering”).

(b)          The Initial Public Offering may include the resale of equity interests held by the Members, provided that (i) such selling Members enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the Initial Public Offering and (ii) if the underwriters advise the Company and the selling Members in writing that the dollar amount or number of Units which the selling Members desire to sell, taken together with all of the Units or other equity interests proposed to be sold by the Company, exceeds the maximum dollar amount or maximum number of shares that can be sold in the Initial Public Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (the “Maximum Number of Shares”), then the Company shall reduce the number of Units proposed to be sold by selling Members in the Initial Public Offering to the Maximum Number of Shares; provided that the number of Units held by the Preferred Member to be included in the Initial Public Offering shall not be reduced unless all Units held by any other Member are first entirely excluded therefrom.

(c)          The Company shall use its commercially reasonable best efforts to list, or cause to be listed, the shares sold in the Initial Public Offering on a national securities exchange in the United States.

(d)          The Company will pay all expenses and fees in connection with the Initial Public Offering, other than underwriters’ fees and commissions.

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ARTICLE X

COVENANTS AND AGREEMENTS OF THE MEMBERS

Section 10.01      Confidentiality; Press Release.

(a)          Each Member acknowledges that it may have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company that are not generally known to the public, including information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the Company treat as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company have invested, and continue to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than in connection with the conduct of the Company’s business or the monitoring of its investment in the Company) at any time, including use for personal, commercial or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)          Nothing contained in Section 10.01(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary to assert any right or defend any claim arising under this Agreement; (v) to the other Member or its Affiliates; (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 10.01 as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from such Member, as long as such potential Transferee shall have agreed to be bound by the provisions of this Section 10.01 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and other Member of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company and the other Member, when and if available; and provided, further, that in the case of clause (vi) or (vii), that the disclosing Member shall be liable in the event that any of its Representatives or potential Permitted Transferees disclose any Confidential Information that a Member would be prohibited from disclosing pursuant to this provision.

(c)          The restrictions of Section 10.01 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by such Member or its Affiliates or Representatives in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member or its Affiliates without use of Confidential Information; or (iii) becomes available to such Member or any of its Affiliates or Representatives on a non-confidential basis from a source other than the Company, the other Member or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

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(d)          It is acknowledged and agreed by the parties that in connection with the execution and entry into the Contribution Agreement CSSE was required to file and promptly following the execution of this Agreement CSSE shall be required to file a Current Report on Form 8-K with the Securities and Exchange Commission, and that the Contribution Agreement was and this Agreement shall be disclosed in and filed as exhibits thereunder, and that CSSE shall have ongoing disclosure obligations under the rules and regulations of the Securities and Exchange Commission. Subject to the foregoing, and notwithstanding anything to the contrary contained in this Agreement, from and after the date hereof, no party shall make any press release or similar public announcement or public communication (i) relating to this Agreement unless specifically approved in advance by CSSE and the Preferred Member or (ii) which specifically references CSSE or the Preferred Member (or any of their respective Affiliates) unless specifically approved by CSSE or the Preferred Member, respectively, in each case under (i) or (ii) which approval shall not be unreasonably withheld, conditioned or delayed. Nothing contained in this Agreement will prohibit any advisor to the Preferred Member from issuing or causing publication following the Closing of any tombstone or similar advertisement in customary form; provided, that no such tombstone or similar advertisement shall contain information regarding the value of cash and non-cash consideration paid to the parties pursuant to the terms of this Agreement.

(e)          The obligations of each Member under this Section 10.01 shall survive (i) the termination, dissolution, liquidation and winding up of the Company and (ii) such Member’s Transfer of its Membership Interest.

Section 10.02     CoC Transaction Notice. If CSSE intends to consummate a transaction that would result in a Change of Control of CSSE (as defined in the Certificate of Designations, Rights and Preferences of the CSSE Preferred Stock, as amended, a “CSSE Change of Control”), CSSE shall provide written notice to the Preferred Member of such intended transaction at least thirty (30) days prior to the anticipated closing date thereof.

Section 10.03      Anti-Bribery.

(a)          If at any time a Member becomes aware that a Government Official has or is likely to have any legal, financial or beneficial interest in this Agreement, the Contribution Agreement or the Company, such Member shall promptly notify the Company and the other Members in writing. Upon receipt of such written notice, all Members will consult together to address concerns under the applicable anti-bribery laws and determine how to resolve those concerns satisfactorily.

(b)          CSSE hereby covenants and agrees that it shall, and shall cause the Company, to establish and maintain its books and records, and prepare its periodic statements of accounts in accordance with accounting practices and procedures established by CSSE, which shall provide that it and the Company shall: (i) make and keep books, records, and accounts, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets or the assets of the Company, as applicable; and (ii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

(i)          transactions are executed and access to assets is given only in accordance with management’s general or specific authorization;

(ii)         transactions are recorded in such a way as to permit the preparation of financial statements in conformity with generally accepted accounting principles; and

(iii)        assets and liabilities recorded in the financial statements are compared to the actual assets and liabilities and/or supporting documentation at reasonable intervals and appropriate action is taken with respect to any differences.

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(c)          Each Member and the Company further covenants and agrees that:

(i)          Promptly following the date hereof, it will establish and implement an anti-bribery policy and procedures providing that neither it nor any Person acting on its behalf or under its control or direction will make any payment, offer to pay, promise to pay, or authorize any payment or exchange of money or anything of value, directly or indirectly, to any Government Official in order to obtain or retain business for such Member or the Company or to secure any improper advantage for such Member or the Company; provided that this Section does not prohibit the payment of reasonable and bona fide expenditures such as travel and lodging expenses, which are directly related to the promotion, demonstration or explanation of products and services, or the execution of performance of a contract with a government entity or agency or instrumentality thereof to the extent such payments are permissible under local Applicable Law. If such payments are to be advanced or reimbursed by a Member or the Company, such payments must be documented accurately.

(ii)         Due diligence will be performed as appropriate on all third parties who will have dealings with Government Officials to ensure that such Member or the Company, as applicable, contract only with reputable agents, consultants or other representatives.

(iii)        Any third party retained by a Member or the Company to provide consulting, lobbying or other professional services and assistance and who will deal with Government Officials on behalf of such Member or the Company in any country or region with a score of less than 60 on the Transparency International Corruption Perception Index will be required to sign a non-bribery compliance representation.

(d)          Notwithstanding any term or condition set forth herein or in the Contribution Agreement, in the event that a Member or the Company engages in illegal action in violation of applicable anti-bribery laws, the non-breaching Member (without limiting any other right it may have), notwithstanding any other provision in the Agreement to the contrary, upon written notice to such Member and the Company, shall have the right, at its election, to cause the Company to redeem any issued and outstanding Membership Interest in the Company held by the non-breaching Member for its Fair Market Value and withdraw as a Member from the Company.

ARTICLE XI

ACCOUNTING; TAX MATTERS

Section 11.01      Financial Statements. The Company shall furnish to each Member the following reports:

(a)          As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board with any required Supermajority Approval, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

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(b)          As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c)          Upon the request of the Preferred Member, the Company shall provide the financial information set forth this Section 11.01 in such format as may be required to enable the Preferred Member to prepare financial information under International Financial Reporting Standards (IFRS) and shall provide the Preferred Member with a reconciliation between GAAP and IFRS.

Section 11.02     Inspection Rights. Subject to Section 10.01, upon reasonable notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours to (i) the Company’s properties, offices and other facilities; (ii) the corporate, financial and similar records, reports and documents of the Company, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members, and to permit each Member and its Representatives to examine such documents and make copies thereof or extracts therefrom; and (iii) any Officers, senior employees and accountants of the Company and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company with such Officers, senior employees and accountants (and the Company hereby authorizes such employees and accountants to discuss with such Member and its Representatives such affairs, finances and accounts); provided that (x) the requesting Member shall bear its own expenses and all reasonable expenses incurred by the Company in connection with any inspection or examination requested by such Member pursuant to this Section 11.02 and (y) if the Company provides or makes available any report or written analysis for any Member pursuant to this Section 11.02, it shall promptly provide or make available such report or analysis to or for the other Member.

Section 11.03      Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S. federal, state and local income tax purposes. Neither the Company, the Partnership Representative nor any Member shall make an election for the Company to be treated as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 11.04      Partnership Representative.

(a)          The Members hereby appoint CSSE as the “partnership representative” (the “Partnership Representative”) as provided in Code Section 6223(a). The Members hereby appoint William J. Rouhana, Jr., as the sole person authorized to act on behalf of the Partnership Representative (the “Designated Individual”). The Designated Individual may be removed at any time by the Board. The Partnership Representative shall resign if it is no longer a Member, and the Designated Individual shall resign if he is no longer an officer of the Partnership Representative. In the event of the resignation of the Partnership Representative, the other Members shall select a replacement. In the event of the resignation or removal of the Designated Individual, the Board shall select a replacement. If the resignation or removal of the Partnership Representative or Designated Individual occurs prior to the effectiveness of the resignation or removal under applicable Treasury Regulations or other administrative guidance, the Partnership Representative or Designated Individual that has resigned or been removed shall not take any actions in its capacity as Partnership Representative or Designated Individual except as directed by the other Members, in the case of a Partnership Representative that has resigned, or the Board, in the case of a Designated Individual that has resigned or been removed.

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(b)          The Partnership Representative is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Partnership Representative shall promptly notify the Preferred Member if any tax return of the Company is audited and upon the receipt of a notice of final partnership administrative adjustment or final partnership adjustment, and shall keep the Preferred Member reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. Without the consent of the Preferred Member, the Partnership Representative shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency or enter into any settlement agreement relating to items of income, gain, loss or deduction of the Company with any Taxing Authority.

(c)          To the extent permitted by applicable law and regulations, the Company will annually elect out of the partnership audit procedures enacted under Section 1101 of the BBA (the “BBA Procedures”). For any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures, then within forty-five (45) days of any notice of final partnership adjustment, the Company will elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d)          Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.03(d).

(e)          Except as otherwise provided herein, the Partnership Representative shall have sole discretion to make any determination regarding income tax elections it deems advisable on behalf of the Company; provided, that the Partnership Representative will make an election under Code Section 754, if requested in writing by a Member.

(f)          Notwithstanding the foregoing, the Partnership Representative shall not take any action with respect to income taxes to the extent such action will have a disproportionately adverse impact upon the Preferred Member as compared with the other Members, without the consent of the Preferred Member Managers, not to be unreasonably withheld, conditioned, or delayed.

Section 11.05      Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. The Partnership Representative shall use commercially reasonable efforts to provide the other Member, for its review and comment, copies of all tax returns at least thirty (30) days prior to the filing thereof. If the other Member shall object to any item on any such tax return, the Partnership Representative shall consider such item in good faith. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

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Section 11.06      Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.01      Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)          The determination by the Board with any required Supermajority Approval to dissolve the Company;

(b)          The Bankruptcy of a Member, unless within forty-five (45) days after the occurrence of such Bankruptcy, the other Member agrees in writing to continue the business of the Company;

(c)          At the election of a Member that is not a Defaulting Member, acting in its sole discretion, made at such time as the other Member is a Defaulting Member (and without limitation of any other rights or remedies that may be available to such electing Member);

(d)          The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(e)          The entry of a decree of judicial dissolution under § 18-802 of the Delaware Act.

Section 12.02      Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03 and the Certificate of Formation shall have been cancelled as provided in Section 12.04.

Section 12.03      Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a)          The Board shall act as liquidator to wind up the Company (the “Liquidator”); provided that, notwithstanding anything herein to the contrary, (i) if the Company is being dissolved pursuant to Section 12.01(b) or Section 12.01(c) based on the Bankruptcy or a default by CSSE, the Preferred Member shall act as Liquidator; or (ii) if the Company is being dissolved pursuant to Section 12.01(b) or Section 12.01(c) based on the Bankruptcy or a default by the Preferred Member, CSSE shall act as Liquidator. The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner; provided that, if the Board is the Liquidator, it shall act in accordance with the governance provisions in Article VII until the winding up occurs.

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(b)          As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)          The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)          first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members that are creditors, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)         second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company;

(iii)        third, to the payment of any liquidation preference under any preferred stock or other instrument of the Company that is senior in right to the Preferred Liquidation Preference;

(iv)        fourth, to the Preferred Member (but only to the extent of its then outstanding Preferred Units), prior and in preference to any distribution in respect of the Common Members, an aggregate amount (the “Preferred Liquidation Preference”) equal to the sum of (x) the Preferred Return, plus (y) the then unreturned Preferred Capital Contribution. If the assets of the Company available for distribution to its Members shall be insufficient to pay the Preferred Member the full amount of the Preferred Liquidation Preference, the remaining assets and funds of the Company shall be distributed to the Preferred Member; and

(v)         thereafter, to the Common Members pro rata in accordance with their respective Percentage Interests.

(d)          Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon unanimous consent of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value, as determined by the Liquidator in good faith.

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(e)          The Company shall distribute the proceeds in connection with a Capital Transaction in accordance with the priorities set forth in Section 12.03(c) above. In addition, in connection with a Capital Transaction that results in proceeds paid directly to the Members, such proceeds shall be allocated among and paid in accordance with the priorities set forth in Section 12.03(c) with distributions to each Member made in proportion to the amounts that each Member would have received if all of the Company’s assets had been sold and the proceeds were distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 12.03(c).

(f)          In the event that the dissolution and liquidation of the Company or a Capital Transaction occurs prior to the contribution by CSSE of all of the CSSE Contributed Assets comprising its Initial Capital Contribution in accordance with the procedures in the Contribution Agreement, CSSE covenants and agrees that any such CSSE Contributed Assets not yet contributed to the Company shall be included within the Capital Transaction, if possible, or otherwise liquidated, transferred or sold by CSSE concurrently with or as promptly as possible thereafter to a bona fide third party buyer for fair market value on arm’s-length terms that are mutually approved by the Preferred Member and the proceeds received in connection therewith shall be added to and included within the aggregate proceeds from such liquidation or Capital Transaction to be distributed in accordance with this Section 12.03.

Section 12.04      Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12.03(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 12.05     Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.03.

Section 12.06      Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XIII

MISCELLANEOUS

Section 13.01     Expenses. Except as otherwise expressly provided herein or in the Contribution Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.02     Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

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Section 13.03     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; provided, no email shall be deemed to have been given hereunder unless the sender has also hand delivered, delivered by courier or mailed a physical copy of the contents of such email in accordance with clauses (a), (b) and/or (d) of this Section 13.03; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03):

If to the Company:	Crackle Plus LLC
132 E Putnam Ave
Cos Cob, Connecticut 06807
E-mail: wrouhana@chickensoupforthesoup.com
Attention: William J. Rouhana, Jr.

with a copy to:	Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, New York 10174
E-mail: dmiller@graubard and bross@graubard.com
Attention: David Alan Miller and Brian L. Ross

If to CSSE:	Chicken Soup for the Soul Entertainment, Inc.
132 E. Putnam Avenue, Floor 2
Cos Cob, Connecticut 06807
E-mail: wrouhana@chickensoupforthesoup.com
Attention: William J. Rouhana, Jr.

with a copy to:	Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
E-mail: dmiller@graubard and bross@graubard.com
Attention: David Alan Miller and Brian L. Ross

If to the Preferred Member:	Crackle, Inc.
10202 W. Washington Blvd.
Culver City, CA 90232
E-mail: john_fukunaga@spe.sony.com
Attention: John Fukunaga

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and

Sony Pictures Entertainment Inc.
10202 W. Washington Blvd.
Culver City, CA 90232
E-mail: leah_weil@spe.sony.com
Attention: Leah Weil

with a copy to:	Sheppard Mullin Richter & Hampton LLP
1901 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067
E-mail: LMichaelson@sheppardmullin.com
Attention: Linda Michaelson

Section 13.04      Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 13.05      Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.03(g), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.06      Entire Agreement.

(a)          This Agreement, together with the Certificate of Formation, JV Agreements and all related Exhibits, Annexes and Schedules attached hereto and thereto, contain the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, oral or written, with respect to such matters.

(b)          In the event of an inconsistency or conflict between the provisions of this Agreement and any provision of the Contribution Agreement, this Agreement shall control with respect to such conflict.

Section 13.07      Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Except as permitted by this Agreement, no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties and any purported assignment in violation of the foregoing shall be null and void ab initio.

Section 13.08      No Third-Party Beneficiaries. Except as expressly set forth in Article VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, nothing in this Agreement, express or implied, is intended to confer upon any Person (including any creditor of the Company) other than the Company and the Members, and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies under or by reason of this Agreement.

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Section 13.09      Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by both Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A that are necessary to reflect any new issuance or Transfer of Membership Interests or Cram-Down Contribution in accordance with this Agreement may be made by the Board without the consent of or execution by the Members.

Section 13.10      Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 13.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 13.13 hereof.

Section 13.11      Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of such state.

Section 13.12     Arbitration. All actions or proceedings arising in connection with, touching upon or relating to this Agreement, the breach thereof and/or the scope of the provisions of this Section 13.12 shall be submitted to JAMS Worldwide (“JAMS”) for binding arbitration under its Comprehensive Arbitration Rules and Procedures if the matter in dispute is over Two Hundred Fifty Thousand Dollars ($250,000) or under its Streamlined Arbitration Rules and Procedures if the matter in dispute is Two Hundred Fifty Thousand Dollars ($250,000) or less to be held solely in Los Angeles County, California, in the English language in accordance with the provisions below.

(a)          Each arbitration shall be conducted by a single arbitrator (the “Arbitrator”) who shall be mutually agreed upon by the parties. If the parties are unable to agree on the Arbitrator, the Arbitrator shall be appointed by JAMS. The Arbitrator shall be a retired judge with at least ten (10) years of experience in commercial matters.

(b)          The Arbitrator’s fees shall be split equally between the parties and each party shall be responsible for the payment of its own costs, attorneys’ fees, expert fees and all of its other fees, costs and expenses in connection with any arbitration, unless the Arbitrator finds that a party proceeded in bad faith, in which case the Arbitrator may award fees or costs in the exercise of discretion.

(c)          The parties shall be entitled to conduct discovery as the Arbitrator authorizes as reasonable under all of the circumstances, based on findings that the material sought is relevant to the issues in dispute and that the nature and scope of such discovery is reasonable under all the circumstances. Such discovery ordered by the Arbitrator shall be limited to depositions and production of documents.

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(d)          There shall be a record of the proceedings at the arbitration hearing and the Arbitrator shall issue a Statement of Decision setting forth its factual and legal basis. The Arbitrator’s decision shall be final and binding as to all matters of substance and procedure and may be enforced by a petition to the Los Angeles County Superior Court or, in the case of CSSE or the Company, such other court having jurisdiction over CSSE or the Company, which may be made ex parte, for confirmation and enforcement of the award.

(e)          The Arbitrator shall have the power to enter temporary restraining orders and preliminary and permanent injunctions as proper under California law. Neither party is permitted to commence or maintain any action in a court of law with respect to dispute until such matter has been submitted to arbitration as provided here, and then only for the purpose of enforcing the Arbitrator’s award; provided, however, that prior to the appointment of the Arbitrator, either party may seek pre-arbitration relief in a court of competent jurisdiction in Los Angeles County, California or, if sought by the Preferred Member, such other court that may have jurisdiction over CSSE or the Company. All arbitration proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award.

(f)          Notwithstanding anything to the contrary herein, CSSE and the Company hereby irrevocably waive any right or remedy to seek and/or obtain injunctive or other equitable relief or any order with respect to, and/or to enjoin or restrain or otherwise impair in any manner, the production, distribution, exhibition or other exploitation of any motion picture, production or project related to the Preferred Member, its parents, Subsidiaries and Affiliates, or the use, publication or dissemination of any advertising in connection with such motion picture, production or project. The provisions of this Section 13.12(f) shall supersede any inconsistent provisions of any prior agreement between the parties.

(g)          Notwithstanding anything to the contrary herein, the Preferred Member hereby irrevocably waive any right or remedy to seek and/or obtain injunctive or other equitable relief or any order with respect to, and/or to enjoin or restrain or otherwise impair in any manner, the production, distribution, exhibition or other exploitation of any television program, motion picture, production or project related to CSSE, its parents, Subsidiaries and Affiliates, or the use, publication or dissemination of any advertising in connection with such television program, motion picture, production or project. The provisions of this Section 13.12(g) shall supersede any inconsistent provisions of any prior agreement between the parties.

Section 13.13      Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 13.14      Specific Performance. The parties agree that irreparable harm would occur and that the parties would not have an adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, without posting a bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 13.14, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 13.14 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 13.14 before exercising any other right under this Agreement.

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Section 13.15     Counterparts; Effectiveness. This Agreement may be executed in several counterparts (any of which counterparts may be delivered by facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Minor variations in the form of the signature page, including footers, will be disregarded in determining a party’s intent or the effectiveness of such signature.

[Signature Pages Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:

CRACKLE PLUS, LLC

By: CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC., its sole member

By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chief Executive Officer

The Members:

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chief Executive Officer

CRACKLE, INC.

By:	/s/ Eric Berger
Name: Eric Berger
Title: Executive Vice President

[Signature Page to Amended and Restated Limited Liability Company Agreement]

EXHIBIT A

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Amended and Restated Limited Liability Company Operating Agreement of Crackle Plus, LLC, a Delaware limited liability company, dated as of May 14, 2019, as amended and in effect from time to time (the “LLC Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms In the LLC Agreement.

By executing and delivering to Crackle Plus, LLC this Joinder Agreement, the undersigned hereby ratifies, confirms and assents to be bound by all of the terms, conditions and provisions of the LLC Agreement as a Member thereunder and shall be entitled to the rights and benefits and subject to the duties and obligations of a Member in the same manner as if the undersigned was an original signatory to the LLC Agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of _________, 20__.

[_________________]

By:
Name:
Title:

Acknowledged and Agreed to as of _________, 20__ by:

CRACKLE PLUS, LLC

By:
Name:
Title:

SCHEDULE A

MEMBERS SCHEDULE

Member Name and Address	Percentage Interest*	Common Units	Preferred Units
Chicken Soup for the Soul Entertainment, Inc. 132 E. Putnam Avenue, Floor 2W Cos Cob, Connecticut 06860	99%	99,000	0

Crackle, Inc. 10202 W. Washington Blvd. Culver City, CA 90232	1%	1,000	37,000

Total:	100%*	100,000	37,000	**

* Subject to the Preferred Liquidation Preference.

** Convertible into that number of Common Units that represents an aggregate 48% Percentage Interest at time of conversion.

SCHEDULE B

INITIAL OFFICERS

1.	Chief Executive Officer – William J. Rouhana, Jr.

2.	Chief Financial Officer – Chris Mitchell

SCHEDULE C

PUT CONSIDERATION CALCULATION

The CSSE Preferred Stock comprising the Put Consideration shall be calculated as follows:

(i)          in respect of the Common Units: a number of shares of CSSE Preferred Stock equal to (x) the greater of (A) $3 million and (B) the product of ten (10), multiplied by the Company’s earnings before interest, tax, depreciation and amortization (EBITDA) for the twelve (12) month period ended as of the end of the most recent fiscal quarter prior to the date of the Put Election Notice, multiplied by the Percentage Interest represented by such Common Units, divided by (y) the Per Share Value; and

(ii)         in respect of the Preferred Units: a number of CSSE Preferred Stock equal to (x) $37 million, divided by (y) the Per Share Value.

For purposes of this Schedule C, the “Per Share Value” of the CSSE Preferred Stock shall be $25.

Notwithstanding anything to the contrary contained herein, at the election of CSSE upon written notice to the Preferred Member within fifteen (15) days of receipt of the Put Election Notice, in lieu of issuing the CSSE Preferred Stock, CSSE may purchase the Preferred Member’s Units (including any such Units then held by a Permitted Transferee of the Preferred Member) through the payment to the Preferred Member of cash at the Put Closing or through a combination of shares of CSSE Preferred Stock and cash, in each case with the amount of cash payable in lieu of each share of CSSE Preferred Stock equal to the Per Share Value.